Exhibit 99.1
OSG                                                                                                                   Press Release

Overseas Shipholding Group, Inc.

For Immediate Release

OSG ANNOUNCES AGREEMENT TO CHARTER UP TO SIX ADDITIONAL JONES ACT TANKERS

— New Charter with BP Also Announced in Conjunction with Original 10-ship Order —

NEW YORK, NY - February 7, 2007 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader providing global energy transportation services, today announced that it has signed an agreement in principle pursuant to which Aker Philadelphia Shipyard, a subsidiary of Aker American Shipping ASA, will construct up to six additional Veteran Class MT-46 Jones Act Product Tankers (three fixed plus three options). Once transferred to another Aker subsidiary, American Shipping Corporation, OSG will bareboat charter the vessels for initial terms of 10 to 15 years. The agreement in principle is subject to, among other conditions, approval by the Boards of Directors of OSG and Aker American Shipping, preparation and agreement of final documentation and relevant government approvals.

OSG also announced that a time charter agreement has been signed between OSG and BP for one more of the 46,000 dwt Jones Act commercial product tankers being built at Aker Philadelphia Shipyard. Of the original 10-ship order announced in April 2005, the BP charter brings the number of vessels OSG has chartered out to customers to nine. The first ship, the Overseas Houston, is scheduled to deliver to Shell and begin trading the week of February 26, 2007.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world with a combined owned, operated and newbuild fleet of 139 vessels aggregating 13.9 million dwt and 865,000 cbm, as of today. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, London, Manila, Montreal, Newcastle, New York City, Philadelphia, Singapore and Tampa.

Contact:
Overseas Shipholding Group, Inc.
Jennifer L. Schlueter
Head of Corporate Communications and Investor Relations
Telephone: +1 212-578-1634

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